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                                                                      Exhibit 12

                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                     For the Six Months ended June 30, 1999
                             (Dollars In Thousands)



EARNINGS:
  Income from Continuing Operations before
    income taxes                                               $ 325,548
     Add (Deduct):
         Minority Share of Losses                                 (5,431)
         Earnings on Equity Method                                (7,194)
         Distributions from Minority Subsidiaries                 13,437
         Amortization of Capitalized Interest                        790
         Minority interest in majority-owned subsidiaries
           that have fixed charges                                37,256
                                                               ---------
                                                                 364,406

     Add fixed charges:
         Consolidated interest expense                            74,043
         Interest Portion (1/3) of Consolidated Rent Expense      10,197
                                                               ---------
                                                               $ 448,646
                                                               =========
  FIXED CHARGES:
  Consolidated interest expense                                $  74,043
  Interest Portion (1/3) of Consolidated Rent Expense             10,197
                                                               ---------
                                                               $  84,240
                                                               =========

RATIO OF EARNINGS TO FIXED CHARGES                                  5.33
                                                               =========

  Tax-Effected Redeemable Preferred Dividends                  $      83
  Fixed Charges                                                   84,240
                                                               ---------
         Fixed Charges and Redeemable Preferred Dividends      $  84,323
                                                               =========
RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                5.32
                                                               =========

  Tax-Effected Preferred Dividends                             $   1,603
  Fixed Charges                                                   84,240
                                                               ---------
         Fixed Charges and Preferred Dividends                 $  85,843
                                                               =========

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                           5.23
                                                               =========
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